Exhibit 10.25

DRAFT
CONFIDENTIAL

January 7, 2015

Michael Rapoport

Broadband Capital Management LLC

712 Fifth Avenue

New York, NY 10019

RE: Termination of Letter Agreements

Dear Mr. Rapoport,

This termination letter agreement (“Termination Agreement”) sets forth the understanding between Broadband Capital Management LLC (“BCM”) and Zynerba Pharmaceuticals, Inc., formerly known as AllTranz, Inc. (the “Company”) concerning the termination of certain letter agreements between BCM and the Company as more fully set forth below.

WHEREAS, BCM and the Company entered into that certain engagement letter agreement dated March 7, 2014 (the “Engagement Letter”), pursuant to which the Company engaged BCM to act as an exclusive agent in connection with a private placement of equity securities;

WHEREAS, BCM and the Company entered into that certain letter agreement dated July 16, 2014 (the “Waiver Letter”), pursuant to which BCM agreed to waive certain rights under the Engagement Letter in exchange for a payment by the Company of $500,000;

WHEREAS, BCM and the Company entered into that certain letter agreement dated July 16, 2014, as amended by letter agreements dated September 3, 2014 and September 18, 2014 (as amended, the “Advisory Services Agreement” and together with the Engagement Letter and Waiver Letter, the “Letter Agreements”), pursuant to which BCM provided the Company with certain financial advisory services;

WHEREAS, BCM and the Company desire to terminate the Letter Agreements on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AND INTENDING TO BE LEGALLY BOUND, BCM and the Company agree as follows:

1.             Termination of Letter Agreements

Effective upon receipt by BCM of a one-time payment from the Company of $ 500,000, to be paid in cash by wire transfer of immediately available funds (such payment, the “Termination Payment”), and except as specifically set forth in Section 2 below, (a) each of the Letter Agreements shall be irrevocably terminated and cancelled in its entirety, (b) all the rights and privileges granted therein shall be irrevocably relinquished and surrendered; and (c) all obligations and duties owed or required to be performed thereunder shall be irrevocably waived and released. The time of receipt by BCM of the Termination Payment shall be referred to as the “Effective Time”).

2.                                      Survival

Notwithstanding the foregoing, the obligations of BCM and the Company contained in Sections 11, 12 (including Exhibit A) and 15 of the Engagement Letter shall survive the termination of the Letter Agreements at the Effective Time as set forth herein. In the event that the Company does not complete an initial public offering of its common stock following the Effective Time, the obligations of BCM and the Company contained in Section 2(b) of the Engagement Letter shall survive the termination of the Letter Agreements.

3.                                      Waiver and Release

Upon the termination of the Letter Agreements in accordance with Section 1 above and except for the rights preserved pursuant to Section 2 above, the parties, as of the Effective Time, irrevocably discharge and release each other from all claims or demands each of them may have against each other of any nature arising out of or based upon the Letter Agreements or the termination thereof, including any and all amounts due under the Letter Agreements not paid prior to the Effective Time.

4.                                      Further Assurances

Each party hereto shall take any further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, in the event that at any time after the date hereof such further action is necessary or desirable to carry out the purposes of this Termination Agreement.

5.                                      Entire Agreement; Amendment

This Termination Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, representations, agreements or understandings, whether oral or written. No amendment or modification of this Termination Agreement shall be binding unless in a writing signed by both parties.

6.                                      Governing Law

This Termination Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to provisions of conflicts of law.

7.                                      Successors and Assigns

Except as otherwise provided herein, this Termination Agreement shall bind and inure to the benefit of and be enforceable by the Company, BCM and their respective successors and permitted assigns. This Termination Agreement and the rights and obligations of the Company and BCM hereunder shall not be assigned or delegated by either party hereto without the written consent of the other party.

8.                                      Signatories

This Termination Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy, facsimile or electronic copy of this Termination Agreement, or of any counterpart, shall be deemed the equivalent of an original.

[Signature page follows.]

ACCEPTED AND APPROVED BY AND BETWEEN:

Broadband Capital Management LLC		Zynerba Pharmaceuticals, Inc.

By:	/s/ Michael Rapoport	By:
Print Name:	Michael Rapoport	Name:	Armando Anido
Title:	Chairman	Title:	Chairman, Chief Executive Officer

ACCEPTED AND APPROVED BY AND BETWEEN:

Broadband Capital Management LLC	Zynerba Pharmaceuticals, Inc.

By:	By:	/s/ Armando Anido
Print Name:	Name:	Armando Anido
Title:	Title:	Chairman, Chief Executive Officer